Exhibit A

MEMBERS OF GROUP

PineBridge Investments LLC

PineBridge Vantage Partners, L.P.

PineBridge PEP III Direct, L.P.

PineBridge PEP IV Co-Investment, L.P.

American International Group, Inc. Retirement Plan Master Trust

Scott Gallin